Exhibit 99.9

Hydromer, Inc. Announces Its Revenues and Earnings for the Quarter and Six Month Period Ended December 31, 2004

     BRANCHBURG, N.J.--(BUSINESS WIRE)--Feb. 17, 2005--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reports that the Company's revenues for the three months ended December 31, 2004 were $2,181,696 as compared to $1,981,686 for the same period a year ago, or an increase of 10.1%. Net Income was $56,790 ($0.01 per share) as compared to $80,143 ($0.02 per share) for the current quarter the respective period a year before, a decrease of 29.1%. For the six months ended December 31, 2004, the Company is reporting Net Income of $33,405 ($0.01 per share) on revenues of $4,128,026. This compares with Net Income of $89,526 ($0.02 per share) on revenues of $3,621,551 the comparative period a year ago, or a 62.7% decrease in net income against a 14.0% increase in revenues.
     The Company's Cost of Sales for the quarter ended December 31, 2004 was $757,406, flat from the $755,670 the same period a year ago. Operating expenses was $1,302,102 this quarter as compared with $1,061,255 the same period a year before (higher by 22.7%). For the six months ended December 31, 2004, Cost of Sales were $1,456,163 and Operating expenses were $2,579,886 as compared with $1,343,485 and $2,072,925, respectively the year before, or an increase of 8.4% and 24.5%, respectively.
     "We continue revenue growth during the quarter ended December 31, 2004. The growth this quarter was in Services Revenues (R&D services, contract coating) and in Royalties, options and licensing." said Robert Y. Lee, Vice President of Finance. "In the latter (royalties, options, licensing), not only did our current licensee report stronger sales, and hence higher royalties, but included were contribution from two new agreements with two new customers ($120,000 in total value of which $7,500 was recognized this quarter; $195,000 total value, $32,500 recognized for the six month period). These agreements, as typical in our business model, represents the beginnings of a larger business relationship. One agreement included technology transfer, which provides our know-how to our customer, with additional sales of coating solutions and a royalty stream to follow. The other was a two-year stand still agreement which granted our customer exclusive access to a specific technology for use in a very narrow area while they evaluated the market feasibility of their product. We would realize additional sales of coating solution in the interim with a possibility of a more permanent license later on."
     "To create the revenue growth that we have seen (compounded average growth of 25% during the past nine years) investments are needed. We have done that and continue to do so. This included the acquisition of Biosearch Medical Products, Inc in 2000 and the various patents developed bringing our current patent estate to twenty-four. More recently, our investment is to additional R&D chemists, production facilities and equipment. These costs are included in the current higher operating expenses and capital expenditures." added Robert Y. Lee.

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


     CONTACT: Hydromer, Inc., Branchburg
              Robert Y. Lee, 908-722-5000